UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 16, 2007

(Date of Earliest Event Reported)

Guidance Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33197	95-4661210
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 North Marengo Avenue, Pasadena, California	91101
(Address of Principal Executive Offices)	(Zip Code)

(626) 229-9191

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01	Other Events.

Several officers and key employees (the “Participants”) of Guidance Software, Inc. (the “Company”) have adopted Rule 10b5-1 trading plans (the “Plans”) with a broker. These officers and key employees include, among others:

1. John Colbert, Director and Chief Executive Officer

2. Frank Sansone, Chief Financial Officer; and

3. John Patzakis, Director and Chief Legal Officer;

each of whom is a Named Executive Officer of the Company. The Plans specify the number of shares of the Company’s common stock that may be sold and the market prices at which the sales should occur, subject to the terms and conditions of the Plans. In each case, the Plans do not permit sales of shares of the Company’s stock until June at the earliest. The Participants entered into the Plan as part of their personal long-term investment strategy for asset diversification and liquidity.

Pursuant to the Plans, the brokerage firm may exercise the employee stock options specified in each Plan to sell up to the specified aggregate limit of shares of the Company’s common stock over a specified period of time, subject to a minimum trading price for the stock. Each Participant will not have control over the timing of stock sales under his or her Plan. However, as noted above, in each case the Plans do not permit sales of shares of the Company’s stock until June at the earliest.

Each Participant that is subject to Section 16 of the Securities Exchange Act of 1934 (the “Securities Act”) will report any transactions under their Plan through appropriate filings with the Securities and Exchange Commission.

The Plans are intended to comply with Rule 10b5-1 of the Securities Act and the Company’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written stock trading plans. A Rule 10b5-1 plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent prearranged transactions under the Rule 10b5-1 plan from being executed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.

Date: March 23, 2007	By:	/s/ John Colbert
	Name:	John Colbert
	Title:	Chief Executive Officer and Director